UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------


                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934






       Date of Report (Date of earliest event reported) 20 July 2001
                                                       ----------------




                                        Air Products and Chemicals, Inc.
                                --------------------------------------------------
                                (Exact name of registrant as specified in charter)


                Delaware                                     1-4534                         23-1274455
   ----------------------------------------------     ------------------------     ---------------------------
   (State of other jurisdiction of incorporation)     (Commission file number)     (IRS Identification number)


   7201 Hamilton Boulevard, Allentown, Pennsylvania                                         18195-1501
   ------------------------------------------------                                         ----------
       (Address of principal executive offices)                                             (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
                                                    ---------------

Item 5. Other Items
-------------------
                       AIR PRODUCTS REPORTS THIRD QUARTER
                         EARNINGS PER SHARE OF 60 CENTS


     LEHIGH VALLEY, Pa. (July 20, 2001) - Air Products and Chemicals, Inc. (NYSE:APD) today reported net income from operations of $132 million, or diluted earnings per share of 60 cents, for the June quarter. Diluted earnings per share declined six percent compared with prior year earnings per share of 64 cents, excluding disclosed items in the 2000 quarter. Net income from operations declined five percent compared with prior year earnings of $139 million, primarily due to continued weakness in U.S. manufacturing and a slowdown in the global electronics industry. Revenues of $1.4 billion increased one percent compared with prior year.

     The following discussion excludes prior year special items.

     Commenting on the quarter, Air Products Chairman and Chief Executive Officer John P. Jones said, "Thanks to the hard work of our entire global team and the broad-based strength of our portfolio, Air Products met expectations in a quarter that presented challenges on multiple fronts. Although our chemicals and North American gases businesses improved on a sequential basis, both continued to be affected by weaker economic conditions. Additionally, after six quarters of significant expansion, our Electronics Division was affected by the dramatic slowdown in the electronics manufacturing sector."

     Industrial gas sales increased 10 percent, while operating income declined seven percent compared with the prior year. Excluding natural gas and currency effects, industrial gas sales increased six percent. Operating results for the global Chemicals and Processing Industries (CPI) Division improved on higher sales of HYCO (hydrogen, carbon monoxide, and syngas-a mix of hydrogen and carbon monoxide) products. In Asia, higher liquid volumes contributed to better results. European performance improved on a constant currency basis, primarily due to strong sales to the medical market. A combination of weaker volumes and higher natural gas and power costs resulted in lower operating results for North American gases. While the Electronics Division's sales were flat, the group's operating results declined, principally due to lower volumes and a less favorable product mix.

     Chemicals' sales and operating income declined compared with last year due to the slower economy and outages at key customers' facilities. As expected, operating income and margin increased on a sequential basis for the Chemicals Group.

     Commenting on Air Products' outlook for its fourth fiscal quarter, Mr. Jones said, "We expect higher operating rates at our customers' facilities to result in better volumes and better operating leverage for our chemicals business. However, the continuing decline in U.S. manufacturing, which has become particularly acute in the electronics sector, will continue to create challenges for our businesses. Given these conditions, we now anticipate our earnings per share from operations for fiscal 2001 will be approximately $2.30."

     Mr. Jones concluded by saying, "Faced with these challenges, we will continue to focus on improving our cost structure and refining our strategies, ensuring Air Products' ability to capitalize on growth opportunities once the economy improves."



     ***NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions; demand and timing of the placing of orders for the goods and services of Air Products; competitive factors in the industries in which it competes; whether prices of natural gas and other raw materials fall in the remaining quarter of fiscal 2001; the ability to recover increased energy and raw material costs from customers; the availability of utilities, particularly in California, to provide electrical power; changes in government regulation; success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in the jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.

     Financial tables follow:

                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)


(Millions of dollars, except per share)
-------------------------------------------------------------------------------------------------------------
                                                 Three Months Ended               Nine Months Ended
                                                      30 June                          30 June
                                                  2001        2000               2001          2000
-------------------------------------------------------------------------------------------------------------
Sales                                        $1,415.9     $1,406.4          $4,355.5       $4,018.0
-------------------------------------------------------------------------------------------------------------

Net Income (Loss):
    As reported                                $132.3      $(192.5)           $362.5         $(94.3)
    Exclusive of special items                 $132.3      $ 138.8(b)         $386.2(a)      $393.2(c)
-------------------------------------------------------------------------------------------------------------

Basic Earnings (Loss) Per Share:
    As reported                                   $.62        $(.90)            $1.69          $(.44)
    Exclusive of special items                    $.62         $.65             $1.80          $1.84
-------------------------------------------------------------------------------------------------------------

Diluted Earnings (Loss) Per Share: (d)
    As reported                                   $.60        $(.90)            $1.65          $(.44)
    Exclusive of special items                    $.60         $.64(b)          $1.76(a)       $1.82(c)
-------------------------------------------------------------------------------------------------------------

Operating Return on Net Assets                                                  11.1%          10.6%

Capital Expenditures                                                          $538.5         $813.2

Depreciation                                   $141.9       $150.4            $433.6         $426.7
-------------------------------------------------------------------------------------------------------------

(a) Excludes an after-tax charge of $20.0 million, $.09 per share, for a global cost reduction plan and an after-tax charge of $3.7 million, or $.02 per share, for costs related to a litigation settlement.
(b) Excludes an after-tax charge of $301.8 million, or $1.39 per share, for costs related to the BOC transaction, and an after-tax charge of $29.5 million, or $.14 per share, for a global cost reduction plan.
(c) Excludes an after-tax charge of $456.5 million, or $2.12 per share, for costs related to the BOC transaction, an after-tax charge of $35.0 million, or $.16 per share, for a global cost reduction plan, and an after-tax gain of $4.0 million, or $.02 per share, on the sale of packaged gas facilities. The costs related to the BOC transaction consist primarily of charges recorded on purchased option and forward exchange contracts entered into to hedge the currency exposure of the transaction.
(d) The calculation of diluted earnings per share for fiscal 2000 was based on the weighted average of common shares outstanding due to the net loss position. The calculation of diluted earnings per share excluding special items was based on the weighted average of common shares and common equivalent shares. The weighted average of common shares and common equivalent shares for the three and nine months ended 30 June 2000 was
     216.5 million and 215.8 million shares, respectively. Additionally, the calculation of the per share impact of special items on a diluted basis was based on the weighted average of common shares and common equivalent shares for all periods presented.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                               CONSOLIDATED INCOME
                                   (Unaudited)


(Millions of dollars, except per share)
-------------------------------------------------------------------------------------------------------------------
                                                     Three Months Ended                 Nine Months Ended
                                                          30 June                            30 June
                                                       2001      2000                2001               2000
-------------------------------------------------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales                                              $1,415.9   $1,406.4           $4,355.5            $4,018.0
Other income (expense), net                             8.1       (4.5)              12.4                 9.4
-------------------------------------------------------------------------------------------------------------------
                                                    1,424.0    1,401.9            4,367.9             4,027.4
-------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                       1,004.3      993.7            3,134.2             2,796.4
Selling and administrative                            173.3      189.5              536.3               537.2
Research and development                               31.0       32.3               90.3                92.3
-------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                      215.4      186.4              607.1               601.5
Income from equity affiliates, net of related          21.8       20.4               59.6                62.0
 expenses
Loss on currency hedges related to BOC                 --        482.5               --                 730.4
 transaction and expenses
Interest expense                                       48.7       52.9              147.4               141.0
-------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES AND                        188.5     (328.6)             519.3              (207.9)
 MINORITY INTEREST
Income taxes (benefits)                                53.8     (137.6)             152.1              (120.2)
Minority interest (a)                                   2.4        1.5                4.7                 6.6
-------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                    $132.3    ($192.5)            $362.5              $(94.3)
===================================================================================================================
BASIC EARNINGS (LOSS) PER COMMON                        $.62      $(.90)             $1.69               $(.44)
 SHARE
-------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER                             $.60      $(.90)             $1.65               $(.44)
 COMMON SHARE
-------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF                            214.9      213.4              214.7               213.3
 COMMON SHARES (in millions)
-------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF                            220.5      213.4              219.1               213.3
 COMMON AND COMMON
 EQUIVALENT SHARES (in millions) (b) (c)
-------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER COMMON                           $.20       $.19               $.58                $.55
 SHARE - Cash
-------------------------------------------------------------------------------------------------------------------

(a)  Minority interest primarily includes before-tax amounts.
(b) The dilution of earnings per common share is due mainly to the impact of unexercised stock options.
(c) Common equivalent shares were not considered in fiscal year 2000 due to the net loss position.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


(Millions of dollars)
----------------------------------------------------------------------------------------
                                                                 30 June
                      ASSETS                            2001                 2000
----------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items                                    $116.1               $113.3
Trade receivables, less allowances for                  946.2                960.9
 doubtful accounts
Inventories and contracts in progress                   507.2                524.5
Other current assets                                    210.6                349.8
----------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                  1,780.1              1,948.5
----------------------------------------------------------------------------------------
INVESTMENTS IN NET ASSETS OF AND ADVANCES TO            511.9                503.7
 EQUITY AFFILIATES
PLANT AND EQUIPMENT, at cost                         10,509.4             10,625.4
Less - Accumulated depreciation                       5,327.2              5,211.8
----------------------------------------------------------------------------------------
PLANT AND EQUIPMENT, net                              5,182.2              5,413.6
----------------------------------------------------------------------------------------
GOODWILL AND OTHER NONCURRENT ASSETS                    744.6                701.0
----------------------------------------------------------------------------------------
TOTAL ASSETS                                         $8,218.8             $8,566.8
========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------
CURRENT LIABILITIES
Payables, trade and other                              $533.5               $557.3
Accrued liabilities                                     287.0                325.3
Accrued income taxes                                      3.1                 12.5
Short-term borrowings                                    85.9                716.2
Current portion of long-term debt                       286.4                 72.8
----------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                             1,195.9              1,684.1
----------------------------------------------------------------------------------------
LONG-TERM DEBT                                        2,542.6              2,800.2
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES          510.1                565.9
DEFERRED INCOME TAXES                                   833.2                750.9
----------------------------------------------------------------------------------------
TOTAL LIABILITIES                                     5,081.8              5,801.1
----------------------------------------------------------------------------------------
MINORITY INTERESTS IN SUBSIDIARY COMPANIES              118.1                122.0
----------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                            3,018.9              2,643.7
----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $8,218.8             $8,566.8
========================================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                        CONDENSED CONSOLIDATED CASH FLOWS
                                   (Unaudited)

(Millions of dollars)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Nine Months Ended
                                                                                                           30 June
                                                                                               2001                   2000
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income (Loss)                                                                            $362.5                   $(94.3)
Adjustments to reconcile income (loss) to cash provided by operating activities:
 Depreciation                                                                                 433.6                    426.7
 Deferred income taxes                                                                         26.5                      3.4
 Impairment of long lived assets                                                                6.4                     --
 Loss on BOC transaction                                                                       --                      706.1
 Undistributed earnings of unconsolidated affiliates                                          (45.2)                   (43.1)
 (Gain) Loss on sale of assets and investments                                                  1.2                     (9.0)
 Other                                                                                        (25.4)                   115.8
Working capital changes that provided (used) cash, net of effects of acquisitions:
 Trade receivables                                                                              8.5                    (89.8)
 Inventories and contracts in progress                                                        (33.2)                   (27.1)
 Payables, trade and other                                                                    (38.1)                    56.1
 Other                                                                                         (8.4)                  (167.5)
--------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                         688.4                    877.3
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Additions to plant and equipment (a)                                                        (510.1)                  (586.2)
 Acquisitions, less cash acquired (b)                                                          --                     (169.7)
 Investment in and advances to unconsolidated affiliates                                      (27.8)                   (15.8)
 BOC transaction costs                                                                         --                     (665.8)
 Proceeds from sale of assets and investments                                                  42.4                     42.0
 Other                                                                                         30.1                     (2.9)
--------------------------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                                           (465.4)                (1,398.4)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Long-term debt proceeds                                                                       120.5                    534.0
 Payments on long-term debt                                                                    (42.1)                  (426.9)
 Net (decrease) increase in commercial paper and short-term borrowings                        (157.4)                   576.4
 Purchase of treasury stock                                                                    (75.0)                    --
 Dividends paid to shareholders                                                               (122.2)                  (115.2)
 Other                                                                                          77.6                      5.6
--------------------------------------------------------------------------------------------------------------------------------
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                                              (198.6)                   573.9
--------------------------------------------------------------------------------------------------------------------------------
 Effect of Exchange Rate Changes on Cash                                                        (2.4)                    (1.1)
--------------------------------------------------------------------------------------------------------------------------------
 Increase in Cash and Cash Items                                                                22.0                     51.7
 Cash and Cash Items - Beginning of Year                                                        94.1                     61.6
--------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Items - End of Period                                                          $116.1                   $113.3
================================================================================================================================

(a) Excludes capital lease additions of $.6 million and $17.2 million in fiscal 2001 and 2000, respectively.
(b) Excludes $24.3 million of long-term debt assumed in acquisitions in fiscal 2000.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

The results for the nine months ended 30 June 2001 included a charge of $30.9 million ($20.0 million after-tax) for a global cost reduction plan. The plan included 311 position eliminations, resulting in a charge of $22.4 million for severence and termination benefits. A charge of $8.5 million was recognized for asset impairments and other related restructuring costs. The restructuring charges included in cost of sales, selling and administrative, and other expense were $14.4 million, $9.4 million, and $7.1 million, respectively. The results for the nine months ended 30 June 2001, also included a charge of $6.0 million ($3.7 million after-tax) related to a litigation settlement.

Income from equity affiliates, net of related expenses, contributed $.09 and $.08 per share to diluted earnings per share for the three months ended 30 June 2001 and 30 June 2000, respectively. Income from equity affiliates, net of related expenses, contributed $.25 and $.26 per share to diluted earnings per share for the nine months ended 30 June 2001 and 30 June 2000, respectively.

The company, The BOC Group plc (BOC) and L'Air Liquide S.A. (Air Liquide) of France announced in July 1999 that they had agreed to the terms of a recommended offer for the share capital of BOC. In May 2000, the company and Air Liquide announced that the Federal Trade Commission had indicated it would not approve the offer by 12 May 2000, the date on which the period for satisfying the preconditions to the offer would expire, and the offer was not extended beyond 12 May 2000. As a result, certain costs and financing fees that had been deferred were expensed in the third quarter of fiscal 2000.

The results for the three and nine months ended 30 June 2000 included a charge of $482.5 million ($301.8 million after-tax) and $730.4 million ($456.5 million after-tax), respectively, for costs related to the BOC transaction. These costs consisted primarily of charges recorded on purchased option and forward exchange contracts entered into to hedge the currency exposure of the BOC transaction.

The results for the three months ended 30 June 2000 included a charge of $46.7 million ($29.5 million after-tax) for the global cost reduction plan. The restructuring charges included in cost of sales, selling and administrative, research and development, and other expenses were $17.3 million, $21.0 million, $.9 million, and $7.5 million, respectively.

The results for the nine months ended 30 June 2000, included a charge of $55.4 million ($35.0 million after-tax) for the global cost reduction plan and a gain of $6.3 million ($4.0 million after-tax) related to the sale of packaged gas facilities. The restructuring charges included in cost of sales, selling and administrative, research and development, and other expenses were $20.6 million, $25.4 million, $1.9 million, and $7.5 million, respectively.

The effective tax rate for the nine months ended 30 June 2000 was 56.0 percent, after minority interest of $6.6 million. This rate was significantly impacted by a higher tax rate on the BOC transaction, the global cost reduction plan, and the sale of packaged gas facilities. Excluding the tax impacts of these transactions, the effective rate for the nine months was 30.4 percent. The current year-to-date effective tax rate was 29.6 percent, after minority interest of $4.7 million.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)


Business segment information is shown below:
----------------------------------------------------------------------------------------------------------------------
(Millions of dollars)                            Three Months Ended                    Nine Months Ended
                                                       30 June                             30 June
                                                 2001          2000                2001                 2000
----------------------------------------------------------------------------------------------------------------------
Revenues from external customers
 Gases                                        $983.9         $894.8            $3,019.3             $2,517.5
 Equipment                                      57.3           65.0               177.9                169.4
 Chemicals                                     374.7          446.6             1,158.3              1,331.1
----------------------------------------------------------------------------------------------------------------------
 Segment Totals                              1,415.9        1,406.4             4,355.5              4,018.0
----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                        $1,415.9       $1,406.4            $4,355.5             $4,018.0
----------------------------------------------------------------------------------------------------------------------
Operating income
 Gases                                        $175.2         $157.3              $523.4               $481.6
 Equipment                                       2.7           (3.6)                7.3                  3.2
 Chemicals                                      39.7           44.8                95.2                146.4
----------------------------------------------------------------------------------------------------------------------
 Segment Totals                                217.6          198.5               625.9                631.2
----------------------------------------------------------------------------------------------------------------------
 Corporate research and development and         (2.2)         (12.1)              (18.8)               (29.7)
  other income/(expense)
----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                          $215.4         $186.4              $607.1               $601.5
----------------------------------------------------------------------------------------------------------------------
Operating income (excluding special
 items)
 Gases                                        $175.2         $189.3(b)           $549.7(a)            $507.3(c)(d)
 Equipment                                       2.7            3.3(b)              7.3                 10.1(c)
 Chemicals                                      39.7           51.7(b)             99.8(a)             162.0(c)
----------------------------------------------------------------------------------------------------------------------
 Segment Totals                                217.6          244.3               656.8                679.4
----------------------------------------------------------------------------------------------------------------------
 Corporate research and development and         (2.2)         (11.2)(b)           (12.8)(e)            (28.8)(c)
  other income/(expense)
----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                          $215.4         $233.1              $644.0               $650.6
----------------------------------------------------------------------------------------------------------------------
Equity affiliates' income
 Gases                                         $17.8          $18.4               $53.1                $52.6
 Equipment                                        .4            1.0                 1.3                  1.8
 Chemicals                                       3.7            2.0                 5.2                  8.7
----------------------------------------------------------------------------------------------------------------------
 Segment Totals                                 21.9           21.4                59.6                 63.1
----------------------------------------------------------------------------------------------------------------------
 Other                                           (.1)          (1.0)               --                   (1.1)
----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                           $21.8          $20.4               $59.6                $62.0
----------------------------------------------------------------------------------------------------------------------


(Millions of dollars)
----------------------------------------------------------------------------------------------------------------------
                                                                                            30 June
                                                                                 2001                  2000
----------------------------------------------------------------------------------------------------------------------
Total assets
  Gases                                                                        $6,380.1             $6,264.3
  Equipment                                                                       210.1                233.9
  Chemicals                                                                     1,459.0              1,677.7
----------------------------------------------------------------------------------------------------------------------
  Segment Totals                                                                8,049.2              8,175.9
----------------------------------------------------------------------------------------------------------------------
    Corporate assets                                                              169.6                390.9
----------------------------------------------------------------------------------------------------------------------
  Consolidated Totals                                                          $8,218.8             $8,566.8
----------------------------------------------------------------------------------------------------------------------

                                                                                     Twelve Months Ended
                                                                                            30 June
                                                                                   2001                2000
----------------------------------------------------------------------------------------------------------------------
 ORONA (f)
  Gases                                                                            12.6%                11.4%
  Equipment                                                                         6.2%                 5.8%
  Chemicals                                                                         9.1%                13.1%
----------------------------------------------------------------------------------------------------------------------
  Segment Totals                                                                   11.7%                11.6%
----------------------------------------------------------------------------------------------------------------------
  Consolidated Totals                                                              11.1%                10.6%
----------------------------------------------------------------------------------------------------------------------

(a) The results for the nine months ended 30 June 2001 exclude a cost reduction charge in gases ($26.3 million) and chemicals ($4.6 million).
(b) The results for the three months ended 30 June 2000 exclude a cost reduction charge in gases ($32.0 million), equipment ($6.9 million), chemicals ($6.9 million) and corporate ($.9 million).
(c) The results for the nine months ended 30 June 2000 exclude a cost reduction charge in gases ($32.0 million), equipment ($6.9 million), chemicals ($15.6 million) and corporate ($.9 million).
(d) The results for nine months ended 30 June 2000 exclude a gain on the sale of packaged gas facilities of $6.3 million.
(e) The results for the nine months ended 30 June 2001 exclude a litigation settlement charge of $6.0 million.
(f) Operating return on net assets (ORONA) is calculated as the rolling four quarter sum of operating income divided by the rolling five quarter average of total assets less investments in equity affiliates. The ORONA calculation excludes all special items impacting operating income.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)


(Millions of dollars)
----------------------------------------------------------------------------------------------------------
                                              Three Months Ended                 Nine Months Ended
                                                   30 June                           30 June
                                             2001          2000                2001           2000
----------------------------------------------------------------------------------------------------------
Revenues from external customers
 United States                            $945.9         $937.3            $2,934.5       $2,655.8
----------------------------------------------------------------------------------------------------------
 United Kingdom                            106.1          122.4               325.0          367.9
 Spain                                      74.9           75.5               222.7          231.2
 Other Europe                              144.9          127.8               438.9          417.7
----------------------------------------------------------------------------------------------------------
 Total Europe                              325.9          325.7               986.6        1,016.8
----------------------------------------------------------------------------------------------------------
 Canada/Latin America                       60.9           60.4               183.2          173.8
 Asia                                       83.1           82.9               251.0          171.3
 All Other                                    .1             .1                  .2             .3
----------------------------------------------------------------------------------------------------------
 Total                                  $1,415.9       $1,406.4            $4,355.5       $4,018.0
----------------------------------------------------------------------------------------------------------

Note: Geographic information is based on country of origin. The other Europe segment operates principally in France, Germany, Netherlands, and Belgium.


                                      # # #


     Media Inquiries:
          Lisa Walsh, tel: (610) 481-5784; e-mail: walshla@apci.com.

     Investor Inquiries:
          Alexander W. Masetti, tel: (610) 481-7461; e-mail: masettaw@apci.com.

 Item 9.  Regulation FD Disclosure
 ---------------------------------

The Q3 earnings teleconference following the earnings release which started at 1:00 p.m. EDST on July 20, 2001 can be accessed by listening on the Company's web site at http://www.airproducts.com/fin/quarterly.htm. Recordings of the earnings teleconference and copies of the slides used will continue to be available at the above web address until midnight on July 27, 2001.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Air Products and Chemicals, Inc.
                               ----------------------------------------
                               (Registrant)



Dated: 20 July 2001           By:          /s/ Leo J. Daley
                                    ---------------------------------------
                                               Leo J. Daley
                                    Vice President - Finance and Controller
                                            (Chief Financial Officer)